Unity Bank Elects Donald Souders, Jr. Esq. as Board Member

CLINTON, N.J., April 26 /PRNewswire-FirstCall/ -- Unity Bancorp, Inc. (Nasdaq: UNTY), parent company of Unity Bank, announced today that Unity Bank's Board of Directors elected Donald Souders, Jr. to the Board of the Bank. Mr. Souders is currently serving as a Partner at the law firm of Florio, Perrucci, Steinhardt & Fader, LLC. Mr. Souders holds a Bachelors degree from the University of Delaware and Law degree from Wider University School of Law.

"Mr. Souders background as an attorney will complement Unity's already diverse Board," said President and Chief Executive Officer, James A. Hughes. "The Board and I are delighted to have Mr. Souders assist us in achieving our strategic goals."

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $681 million in assets and $541 million in deposits. Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County, Pennsylvania. For additional information about Unity visit our website at http://www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company's control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

SOURCE Unity Bancorp, Inc.

-0- 04/26/2007

/CONTACT: Alan Bedner, EVP, Chief Financial Officer for Unity Bancorp, 1+908-713-4308/
/Web site: http://www.unitybank.com / (UNTY)